Exhibit 10.55

SECOND AMENDMENT TO LEASE
(Mission Ridge)

        THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the              day of October, 2007, by and between MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Landlord"), and ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Tenant").

R E C I T A L S:

        A.    Landlord and Tenant, entered into that certain Office Lease dated as of August 28, 2003 (the "Lease"), as amended by that certain First Amendment to Lease Agreement dated January 15, 2004, whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 27101 Puerta Real, Mission Viejo, California 92691 (the "Building").

        B.    By this Second Amendment, Landlord and Tenant desire to expand the Premises and to otherwise modify the Lease as provided herein.

        C.    Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

        1.     The Premises.    Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 15,920 rentable (14,242 usable) square feet located on the fourth (4th) floor of the Building and commonly known as Suite 450 (the "Original Premises"), as further described in the Lease.

        2.     Expansion of the Premises.    Effective as of the Expansion Effective Date (defined below), the "Premises", as defined in the Lease, is increased to approximately 20,719 rentable square feet on the fourth (4th) floor of the Building by the addition of space containing approximately 4,799 rentable (4,929 usable) square feet described as Suite Nos. 460 and 470 on the fourth (4th) floor of the Building as shown on Exhibit A attached hereto (the "Expansion Space"). From and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease and as used herein. The Lease Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Lease Expiration Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

  2.1
  The Expansion Effective Date shall be the later to occur of (i) October             , 2007 ("Target Expansion Effective Date"), and (ii) the date upon which the Tenant Improvements (as defined in the "Tenant Work Letter" attached as Exhibit B hereto) in the Expansion Space have been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Tenant Improvements in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the

    Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Tenant Improvements would have been substantially completed absent any such Tenant Delay(s). A "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Improvements, including, without limitation, the following:

    2.1.1
    Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Second Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

    2.1.2
    Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

    2.1.3
    Changes requested or made by Tenant to previously approved plans and specifications;

    2.1.4
    The performance of work in the Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Tenant Improvements; or

    2.1.5
    If the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.

    The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Tenant Improvements have been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

  2.2
  In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Section 2.1 of this Second Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Lease Expiration Date shall not be similarly extended.

        3.     Monthly Base Rent.    Notwithstanding anything to the contrary in the Lease, as of the Expansion Effective Date, Tenant shall pay, in accordance with the provisions of this Section 3 (but subject to Section 4 below), monthly Base Rent for the Expansion Space as follows:

Months	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot of Premises
Expansion Effective Date-12	$13,873.60	$2.90
13-24	$14,112.80	$2.95

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is other than the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of monthly Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the monthly Base Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

        4.     Base Rent Abatement.    Notwithstanding anything above to the contrary and provided that the Tenant faithfully performs all of the terms and conditions of the Lease (as modified by this Second Amendment), Landlord hereby agrees to abate Tenant's obligation to pay Tenant's monthly Base Rent for the first (1st) full month following the Expansion Effective Date. During such abatement period, Tenant shall still be responsible for the payment of all other monetary obligations under the Lease (as modified by this Second Amendment). In the event of a default by Tenant under the terms of the Lease (as modified by this Second Amendment) that results in early termination pursuant to the provisions of Article 19 of the Lease, then as a part of the recovery set forth in Article 19 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 4.

        5.     Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs; Base Year. Notwithstanding anything to the contrary in the Lease, For the period commencing with the Expansion Effective Date and ending on the Lease Expiration Date, Tenant's Share for the Expansion Space is 4.14%. Tenant's Share for the Expansion Space and the Original Premises is, collectively, 17.86%. The Expense Base Year and the Utilities Base Year for the Expansion Space shall be the calendar year of 2007.

        6.     Parking.    In addition to the parking passes to which Tenant is entitled under the Lease, Tenant shall be entitled to four (4) parking passes for every 1,000 usable square foot of the Expansion Space. Tenant's use of such parking passes shall be in accordance with, and subject to, all provision of Article 23 of the Original Lease. In addition, Tenant shall be responsible at all times for the full amount of any taxes imposed by any governmental authority in connection with the rental of such parking passes by Tenant or the use of the parking facilities by Tenant.

        7.     Improvements to the Expansion Space.    Tenant hereby agrees to accept the Expansion Space in its "AS-IS" condition. Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space, except as may be expressly provided otherwise in this Second Amendment. Landlord shall perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space.

        8.     Brokers.    Each party represents and warrants that it has had no dealings with any real estate broker, agent or finder in connection with the Expansion Space except for the Staubach Company ("Broker") with this Second Amendment. Tenant further represents and warrants to Landlord that Tenant will not receive (i) any portion of any potential brokerage commission or finder's fee payable to Broker in connection with this lease or (ii) any other form of compensation or incentive from Broker with respect to this Second Amendment. Broker will receive a commission from Landlord, should an amendment be fully executed by Landlord and Tenant, equal to four (4%) percent of the total lease consideration. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity (other than Broker and the Grubb & Ellis Company) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

        9.     Defaults.    Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

        10.   Signing Authority.    Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Second Amendment and that each person signing on behalf of Tenant is authorized to do so. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Extended Lease Term, a default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

        11.   Guaranty.    At Landlord's option, this Second Amendment shall be of no force and effect unless and until accepted in writing by any guarantors of the Lease, who by signing that certain Reaffirmation of Guaranty of Lease, dated on or about the date hereof, shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

        12.   No Further Modification.    Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

        13.   ERISA.    To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation ("Prudential"), that:

          (a)   Tenant is not an "employee benefit plan" (as that term is defined in Section 3(3) of ERISA); and

          (b)   Tenant is not acquiring an interest in the Expansion Space as a plan asset subject to ERISA but for Tenant's own investment account; and

          (c)   Tenant is not an "affiliate" of Prudential as defined in Section IV(b) or PTE 90-1;

          (d)   Tenant is not a "party in interest" (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

          (e)   Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant's operations.

        14.   Limitation of Liability.    Redress for any claim against Landlord under the Lease and this Second Amendment shall be limited to and enforceable only against and to the extent of Landlord's interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

        IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"Landlord":	MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company
	By:	Legacy Partners Commercial, L.P., a California limited partnership, as Manager and Agent for Owner
		By:	Legacy Partners Commercial, Inc., General Partner
			By:	Debra Smith
Its: Executive Vice President
"Tenant":	ENSIGN FACILITY SERVICES, INC., a Nevada corporation
By:
Name:
Its:
By:
Name:
Its:

EXHIBIT A—OUTLINE AND LOCATION OF EXPANSION SPACE
attached to and made a part of the Amendment dated as of October             , 2007, between
MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Landlord"), and
ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Tenant")

        This Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord's rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B—TENANT WORK LETTER
attached to and made a part of the Amendment dated as of October             , 2007, between
MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Landlord"), and
ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Tenant")

        As used in this Exhibit B, the "Premises" shall be deemed to mean the Expansion Space, as defined in the Second Amendment to which this Exhibit B is attached.

        1.     Landlord shall perform improvements to the Premises substantially in accordance with the plans prepared by Hattox Design Group, dated June 22, 2007, and most recently revised August 27, 2007 (the "Plans"). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the "Tenant Improvements." It is agreed that construction of the Tenant Improvements will be completed at Landlord's sole cost and expense (subject to the Maximum Amount and further subject to the terms of Section 4 below) using Building standard methods, materials and finishes. Landlord and Tenant agree that Landlord's obligation to pay for the cost of the Tenant Improvements (inclusive of the cost of preparing Plans, architect's and engineer's fees, cost of permits and obtaining permits, materials, labor, general contractor's fees and overhead, a construction management fee equal to three percent (3%) of the total construction costs, and other related costs) shall be limited to $47,990.00 (the "Maximum Amount") and that Tenant shall be responsible for the cost of the Tenant Improvements, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Landlord shall enter into a direct contract for the Tenant Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Improvements. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant's use, it being agreed that Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment).

        2.     If Landlord's estimate and/or the actual cost of the Tenant Improvements shall exceed the Maximum Amount, Landlord, prior to commencing any construction of the Tenant Improvements, shall submit to Tenant a written estimate setting forth the anticipated cost of the Tenant Improvements, including but not limited to labor and materials, contractor's fees and permit fees. Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Tenant Improvements. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

        3.     If Landlord's estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the "Excess Costs"), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord's contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

        4.     If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant's sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Tenant Improvements, if any, resulting from such revisions to the Plans. Tenant, within one (1) business

B-1

day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of the Tenant Improvements, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

        5.     Any portion of the Maximum Amount which exceeds the cost of the Tenant Improvements or is otherwise remaining after the later of (i) December 31, 2007 or (ii) the date that the Tenant Improvements are substantially complete, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

        6.     This Exhibit B shall not be deemed applicable to any additional space, other than the Expansion Space contemplated by this Amendment, added to the Premises at any time or from time to time, whether by any options under the Lease, as amended hereby, or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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B-2

REAFFIRMATION OF
GUARANTY OF LEASE

        THIS REAFFIRMATION OF GUARANTY OF LEASE dated as of October         , 2007 is made by The Ensign Group, Inc., a Delaware corporation ("Guarantor") with respect to that certain Guaranty of Lease dated as of August 29, 2003 (the "Guaranty") by Guarantor in favor of MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Lessor") with respect to that certain Lease Agreement dated August 28, 2003 by and between Mission as "Lessor" and ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Lessee"), as Lessee (as the same may have been amended, supplemented or otherwise modified from time to time, the "Lease"), covering certain office space located in Mission Viejo, California, as more particularly described in the Lease.

RECITALS

        WHEREAS, Lessor and Lessee desire to amend the Lease upon certain terms and conditions more fully set forth in that certain Second Amendment to Lease of even date herewith (the "Amendment"); and

        WHEREAS, the Amendment is not effective until Guarantor reaffirms the Guaranty;

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which the Guarantor hereby acknowledges, Guarantor hereby agrees:

REAFFIRMATION

        AS A MATERIAL and necessary inducement to Lessor to fulfill its obligations with respect to the Amendment, Guarantor hereby unconditionally and irrevocably reaffirms the Guaranty on the same terms and conditions as set forth therein and confirms that Guarantor's obligations under the Guaranty shall and do extend to Lessee's obligations under the Amendment, including but not limited to the payment of rent and all other sums now or hereafter becoming due or payable under the Lease, as amended by the Amendment.

EXECUTED as of this                          day of October, 2007.

THE ENSIGN GROUP, INC., a Delaware corporation
By:	Christopher R. Christensen President
By:	Gregory K. Stapley Vice President